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                                                                    Exhibit 99.2


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                     Q2 2005 SAVIENT PHARMACEUTICALS, INC.
                            EARNINGS CONFERENCE CALL
                                 AUGUST 9, 2005
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CALL PARTICIPANTS
JENENE THOMAS
     Director, Investor Relations,  Savient Pharmaceuticals
CHRISTOPHER CLEMENT
     President and CEO, Savient Pharmaceuticals
ZEB HOROWITZ
     SVP and Chief Medical Officer, Savient Pharmaceuticals
KEVIN DEGEETER
     Analyst, Dawson James
RICHARD MANSOURI
     Analyst, Para Partners

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                                  PRESENTATION
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Operator: Good morning, and welcome to the Savient Pharmaceuticals second quarter earnings release conference call. Today's call is being recorded. At this time, I would like to turn the call over to Ms. Jenene Thomas, Director of Investor Relations. Please go ahead.

Jenene Thomas: Thank you, and good morning. Before I introduce our President and Chief Executive Officer, Mr. Christopher Clement, please bear with me as I provide the requisite Safe Harbor statements. Statements in this discussion concerning our business strategy, business outlook or future economic performance, product developments, anticipated profitability, revenues, expenses, earnings, or other financial items, and statements concerning assumptions made or expectations as to any future events, conditions, performance, competitive position, strategic alliances, plans and objectives of management, or other matters, are forward-looking statements, as that term is defined under the Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include those detailed in our filings with the Securities and Exchange Commission. We do not assume any obligations to update any forward-looking statements.

Joining Mr. Clement on the call today are members of Savient's management team, Larry Gyenes, Senior Vice President and Chief Financial Officer, David Fink, Senior Vice President of Commercial Operations, Dr. Zeb Horowitz, Senior Vice President and Chief Medical Officer, and Philip Yachmetz, Senior Vice President of Corporate Strategy and General Counsel. And now I will turn the call over to Mr. Clement.

Christopher Clement: Good morning, everyone, and welcome to Savient's second quarter 2005 conference call. As I have done in the past, I will review the financial results for the quarter completed on June 30th, followed by an overview of accomplishments during the second quarter, and, finally, end with our goals for the remainder of this year.


                                       1
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Before we discuss the second quarter, I'd like to walk you through some recent news for the previously reported first quarter, which was noted in this morning's press release.

In the first quarter of this year, we saw a marked increase in customer product returns notifications for Oxandrin. Based upon these notifications, which usually precede the actual return of product by several weeks, we were required to increase our overall reserve for Q1 returns by $1.5 million.

However, as we were closing the books for the second quarter, we noticed that in one particular instance, the actual goods returned to us by the customer were only a small fraction of their previously reported figures.

The initial customer return notification, upon which we increased our reserve, was wrong. So, as a result, we have gone back to restate the first quarter of 2005 returned goods reserve to reflect the actual units returned in the second quarter and their impact upon our total reserve requirements.

Our reported results for the first quarter when filed with the SEC will improve from a previously reported loss of $0.06 per share to a loss of $0.04 per share. Reported revenues for the first quarter 2005 will also increase from $23 million to $24.5 million.

Now, turning to the second quarter, our results are a reflection of the achievement of several major milestones related to our strategy and efforts made in repositioning Savient as a world-class specialty pharmaceuticals company. In particular, we are very pleased with the continuing positive performance of Rosemont Pharmaceuticals, our oral liquids business, which I'll discuss in more detail shortly.

Our revenues for the quarter nearly doubled compared to last year, reaching $32.3 million from $17.7 million for the second quarter of 2004. Net product sales also doubled, reaching $28.8 million. Sales of Oxandrin reached $12.5 million, compared to less than $1 million during the same period a year ago. In the second quarter of 2004, if you recall, we discontinued wholesaler purchase incentives, which negatively impacted sales for that period. I should also point out that our revenues also include sales of $8.4 million for the Global Biologics Manufacturing Business, which, as we previously announced, was sold to Ferring in mid-July.

It should be noted that our expenses for the quarter include additional reserves for Oxandrin inventories that, based upon our forecast and in actual results to date, necessitated an increase of $2.8 million.

The net loss for the second quarter was $3.4 million, or $0.05 a share, compared to a net loss of $31.9 million, or $0.53 per share, a year ago. You may recall that last year's results included a $16.3 million, or $0.27 per share, valuation allowance against the company's deferred tax assets because of the uncertainty with respect to the realization of those tax benefits.

Our cash position at the end of the quarter was $16.1 million, down from $26.7 million at the end of the first quarter 2005, and down from $25.3 million at the beginning of the year. Now, this reduction primarily reflects the repayment of $5.7 million in debt, as well as other costs and payments attributable to the divestiture of the Global Biologics Manufacturing Business.


                                       2
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With the closing of the sale of the Global Biologics Manufacturing Business in
July, our cash position has been strengthened considerably. At closing, we received our initial payment from Ferring of $55 million, with an additional $25 million due over the next two years. As of today, we have approximately $67 million in cash, including the $55 million proceeds of the sale of the Biologics Manufacturing Business, net of cash expenses and pre-closing funding requirements of approximately $8 million.

I'd now like to turn to highlight our recent milestone achievements. We're most enthusiastic and encouraged by the progress of our Phase III development candidate, Puricase, for the treatment of severe refractory gout. During the second quarter, we reported positive top line results of our completed Phase II clinical trials, which supported our position for Puricase moving into Phase III clinical trials.

This study demonstrated impressive reductions in uric acid levels and defined the appropriate dosing for Phase III. Of major significance were the anecdotal reports of clinical benefits observed within the three month study period. Specifically, they included the eradication or reduction of gout tophi, improvements in joint function and patient-reported improvements in their well-being.

These significant but unexpected outcomes will be studied formally in the Puricase Phase III program. Although third party estimates vary widely, stating that somewhere between 25,000 to 75,000 patients in the United States suffer from severe refractory gout, our current internal estimate, or working assumption, is that the true size of this market lies somewhere near the midpoint of that range... let's say around 50,000 patients. We believe that the European and Asian markets are approximately the same size.

In late July, we held our end of Phase II meeting with the FDA. Based upon the outcome of that meeting, we have elected to submit a special protocol assessment, or SPA, to the FDA, specifying the design and endpoints for the Phase III clinical program. The SPA is a formal process that establishes a binding written agreement between FDA and Savient with respect to the clinical program design, endpoints, study conduct, data analysis and other fundamentals of study protocol.

The process reduces the regulatory risk for Puricase and provides a clearer path to marketing approval. Our next step is to receive the meeting minutes and to work with the FDA in completing this SPA process. The Phase III clinical program that we anticipate initiating in early 2006 will be designed to evaluate the drug's efficacy in controlling uric acid. Control of uric acid will be the primary endpoint upon which approvability will be made. Also important, however, we will seek to measure improvements in multiple clinical outcomes, including the frequency of gout flares, reduction in the burden of tophi, joint counts and in overall improvements in patient-reported outcomes.

We're very excited about the potential to demonstrate a clinical benefit in this poorly served patient population and favorable results on these clinical endpoints could make Puricase a disease-modifying treatment. The promising clinical results of Puricase to date are becoming increasingly better known as word of its effectiveness spreads among clinical rheumatologists who specialize in the treatment of gout. With that in mind, I am pleased to report that our two Puricase abstracts have been accepted for presentation at the American College of Rheumatology's Annual Scientific Meeting this coming November. This meeting is the most prestigious scientific forum in the United States devoted to rheumatic diseases, and we're proud and excited to showcase Puricase at this meeting.


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Let me turn now to Rosemont Pharmaceuticals, our oral liquids operation based in the U.K. Net product sales in the second quarter for Rosemont increased 8% from over a year ago. Measured in pounds sterling, sales increased only 5%. The operation experienced a temporary disruption caused by the U.S. FDA site inspection of the facility in May. As a result of that disruption, backorders increased to the approximate amounts of 150,000 British pounds. Were it not for the increase in order backlogs, sales in U.S. dollars would have increased 11% for the quarter.

We don't anticipate backorder problems to persist at Rosemont, and overall, we were very pleased with the FDA inspection process. As you'll recall, the FDA inspection at Rosemont was triggered by the filing of the NDA for Soltamox, an oral liquid formulation of tamoxifen to treat breast cancer, for which we submitted in December of last year. This will be the first of Rosemont's products to enter the U.S. Presently, our PDUFA action date for Soltamox is October 12th, meaning that we anticipate a fourth quarter approval.

Gaining FDA approval for Soltamox will be a major milestone, as it establishes the platform for Savient to introduce other Rosemont products into the world's largest market for pharmaceuticals, the U.S. First approval is exciting, in that it helps establish the regulatory pathway for other Rosemont products to follow.

We're very pleased with Rosemont's results and remain committed to the geographic expansion and growth of this business. These efforts will continue to be a key focus in the months ahead. Now let me turn to the developments in our branded product business, particularly Oxandrin, and I'll also provide you with an update on Ferring's EUFLEXXA. Oxandrin presently continues without generic competition.

Since August 2004, we've had no further communication from the FDA regarding our citizen's petition. Under the leadership of David Fink, our Senior VP of Commercial Operations, we've completed an ongoing evaluation of our sales and marketing efforts. This evaluation resulted in a couple of recent actions to optimize Oxandrin's performance in advance of a generic entry.

First, we terminated our agreement with Innovex, a contract sales organization, and realigned into a Savient sales team of 21 individuals. This field optimization allows us to better focus on the physicians most responsible for the majority of Oxandrin prescriptions, increases our resources to these top geographical areas, and overall reduces our cost structure.

Oxandrin has finally reversed a previous six-month decline in prescriptions, and with the new sales force alignment and second half marketing plan, we continue to be optimistic about future results. It's our intention to continue with sales and marketing support of Oxandrin in a cost-effective way until market dynamics change.

I'll now provide an update on our new EUFLEXXA co-promotion agreement with Ferring. In mid-July, upon closing the sale of the Global Biologics Manufacturing Business, our co-promotion agreements became effective. Today, we are working closely with the Ferring team and are in the final stages of planning for a launch later this year.


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Together with Ferring, we will determine the size and deployments of our combined sales and promotion efforts. We'll be in a better position to provide details with respect to this plan on next quarter's call.

I'd like to spend a few minutes talking about our business development initiatives. I'm pleased to say that we've had great success in building this function over the last quarter, and have put in place a highly experienced team. This team is focused on three critical initiatives.

First, we're extending the geographic reach of Rosemont by seeking commercial partners in the United States and selected markets in Europe. Our initial focus is presently in the U.S., and our objective is to select a partner for Soltamox before the end of this year, although we are also committed to establishing a strategic relationship, focused on introducing a broader portfolio of products into the market.

Second, establishing a development and marketing partner for Puricase in Europe, and, third, they are looking to expand our product portfolio through the process of a systematic and thorough evaluation of late-stage in-licensing and co-promotion opportunities. While our initial focus is in the field of rheumatology, other therapeutic categories are being systematically analyzed.

It's been one year since we embarked on our new strategy of repositioning Savient as a specialty pharmaceutical company. Through great strides, commitment and focus, a lot has been accomplished. Our first step was to refocus our business and that resulted in the divestment of the Global Biologics Manufacturing Business. With that sale now completed, we have the funds necessary to advance and to execute our strategy. We are committed to advancing our pipeline, and we're very excited about starting our Phase III program for Puricase in the first quarter of 2006. And, lastly, as we're looking to extend the geographic reach of Rosemont as we gain approval to enter the lucrative U.S. marketplace.

We continue to execute against our strategy, and we will continue to outline for you upcoming milestones. For the remainder of 2005 and early 2006, these include agreement with the FDA on our SPA for Puricase's Phase III development program, the approval of Soltamox, Rosemont's first oral liquid in the U.S., announcement of a strategic commercialization partner for Soltamox in the U.S., and the plan for the launch of EUFLEXXA in the U.S. with Ferring, and the contracting with a development and commercialization partner for Puricase in Europe.

In closing, a lot has been accomplished over the past year, but we're very excited about our prospects for the future. Thank you for listening today and I'd now like to open the call up for questions.

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                             QUESTIONS AND ANSWERS
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Operator: Thank you. [Operator Instructions]. We'll take our first question from
Kevin DeGeeter, Dawson James.

Kevin DeGeeter:  Hey, guys.

Christopher Clement:  Hi, Kevin.


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Kevin DeGeeter: Talk to me a little bit. Let's start off with Oxandrin, here.
What gave you - what was the impetus to kind of change up the sales and marketing of the structure here, and is it reasonable to interpret this change to mean in part that you are a little more optimistic that generic competition may be further down the line than perhaps you were thinking one or two quarters ago?

Christopher Clement: Well, okay, good question. Let me start by saying that we understand the base of physicians that are out there who are driving the majority of our Oxandrin business today. So the focus of these 21 sales reps is fully concentrated on capturing that audience of physicians that are out there. So we believe that by really honing in now on the physicians that drive the prescriptions, as we understand all the historical data, that makes the most sense for us from both a commercial perspective to drive sales in the future, but also from a cost-effective perspective.

In terms of your question about our level of confidence, again, we sit here a year later believing all this time that a generic would be approved. As you know, there hasn't been a patent on Oxandrin for many years, and we were well aware of other companies looking to develop an Oxandrin generic. So, to the extent that we're still here today, yes, we're optimistic.

We're optimistic that the brand has started to rebound a little bit, and we'll continue to support Oxandrin in the marketplace, as I mentioned earlier, until those market dynamics change.

Kevin DeGeeter: Two more quick questions here. You mentioned this realigning of the sales force will allow you to reduce your cost structure here. Can you kind of quantify that for us or give us some parameters under which to view the new cost structure?

Christopher Clement: Yes, let me - can I go to your next question and then I'll come back to that?

Kevin DeGeeter: Fair enough. And the final piece I have is actually on Puricase. When are you going to be able to give us an update here on sort of the status for the SPA process, and along that same line, can you give us at least a generalized sense as to where the most animated discussions are with the FDA. Is it the duration of the trial, agreeing on exactly what clinical endpoints might be included, your patient size? What seems to be the most hotly discussed issue in that SPA process?

Christopher Clement: I'm going to turn that question then, Kevin, over to Dr. Zeb Horowitz. Zeb?

Zeb Horowitz: Sure, Chris. Hi, Kevin, how are you?

Kevin DeGeeter: How are you doing, Zeb?

Zeb Horowitz: Great. Let me take that question apart backwards. We have agreements in principle on virtually every aspect of the study right now. There are no hotly contested areas. There are a number of reasons, then, to still request the SPA process, and as a matter of fact, at the end of Phase II meetings, I asked the agency if they agreed that this was an appropriate way to go, and they did. And I think the reason for that is we're trying to develop Puricase for this gout population in a way that gout has not been successfully developed before.


                                       6
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And that is, first and foremost, just like the other gout products, to demonstrate uric acid control. But we want to go beyond that, as Chris said earlier, and to correlate that control with clinical outcomes. Now, that's never been achieved in a well-controlled clinical trial before, and so both we and the agency want to make sure that we have full alignment in how that correlation is done, the methods we use by which to measure these clinical outcomes, and agreeing on the analysis plan for these outcomes.

And it's not that there are major points of disagreement. It's that both the agency and ourselves want to make sure that we do it in a way that, should the drug be successful, we'll be able to agree on how to analyze that success. Now, in terms of when a status report update could be given, the best I can tell you is we're having some informal discussions right now. As Chris said, we're still waiting for the written minutes from the agency, which won't be coming in until closer to the end of August. But we expect to be able to submit the SPA probably by the end of this quarter, and hopefully have a single review cycle with the agency such that we'll be able to start Phase III in the first quarter. Does that address the question?

Kevin DeGeeter: Yes, that was very helpful. Thanks a lot, Zeb.

Christopher Clement: Kevin, just to - let me just come back, I have the figure here. The savings in moving away from Innovex to having our own dedicated field force -- smaller dedicated field force now -- is about $3 million on an annual basis.

Kevin DeGeeter: Okay, great. Very helpful. Great quarter, guys.

Christopher Clement: Thank you.

Operator: (OPERATOR INSTRUCTIONS). We'll go next to Richard Mansouri of Para Partners.

Richard Mansouri:  Good morning.

Christopher Clement:  Hi, Richard.

Richard Mansouri: Hi, two questions. I guess first, in terms of Puricase and foreign licensing, what sort of timeframe are you talking about, and how would you characterize your prospects as getting a foreign distribution deal for Puricase.

Christopher Clement: Okay, right now, we're actively engaged in discussions with a number of partners that would handle both the development program, as well as the commercialization of Puricase in Europe. So we anticipate that we would hopefully have a partner in place sometime later this year.

Richard Mansouri: And do you think that those kind of discussions would contemplate either some sort of a cash and/or possible cross-licensing, whereby you could hypothetically distribute a product of your foreign partner?

Christopher Clement: We have multiple opportunities in our discussions ongoing right now, so we're looking at a range of things, but it would be too early for me to speculate in terms of what those particulars are.


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Richard Mansouri: Understood. And then, secondly, just sort of in a broad sense, every quarter that seems to go by, Chris, the company seems to be getting better positioned in terms of streamlining its operations, the sale of the Biologics business, the advancement of Puricase, which is all very, very positive. Every quarter that goes by, it seems like the company is getting stronger and stronger.

However, if you look at the macro environment, there has been - I would characterize it as very frothy, for lack of a better word, activity, certainly in terms of deals, mergers and acquisitions, things like that. You saw Pfizer spent close to $2 billion to buy Vicuron, which doesn't even have a product on the market. You saw last week Biogen is paying up to $800 million for Protein Design Labs' three products. You see the Ivax acquisition by Teva.

So I look at that, and then I look to the stock price, and I see that the company has a market value of $250 million. The fact that you guys are sitting on north of $70 million means that net enterprise value of this company is about $180 million, which is arguably less than the value of Rosemont.

So I'm mixing all this together, I'm looking at the value that people are ascribing to products that aren't even on the market, and if what you're saying is true, that Puricase could be 50,000 patients in the States and another 50,000 internationally, or maybe even another 100,000 internationally, depending upon your pricing assumptions, you come up with a possible large market for Puricase.

Mixing all of that together, I'm saying to myself that this stock is even more shockingly undervalued now, and so my question to you is, do you have any plans to consider spinning off or somehow extracting some value for the Rosemont business, or doing something extraordinary so that value can accrue to the shareholders of this company?

Christopher Clement: Okay, well, as usual, Richard, thank you for your very thoughtful insights and comments here. Let me start out by saying a couple of things. I believe that over the past year, I think you would agree, that as we redefined our strategy and we began to execute against this plan, that we -- there has been a recognition and an appreciation of value creation within the company.

I think as we continue to execute against our plan, and that we continue with Rosemont - let's touch on Rosemont, because that's an area that you specifically asked about - we believe that value has significantly increased in value since the time of the acquisition, and we believe that we will continue to increase value in Rosemont, particularly now as we gain access to the U.S. market and begin to bring those products. Not only tamoxifen, but remember, once that approval occurs, that opens up the pathway to bring a lot of other Rosemont products into the U.S.

With respect to Puricase, you're right. A couple of months ago, we reported now the positive Phase II results on Puricase. We had a good meeting with the FDA. The next step in the process here is to get our Phase III program, get that SPA approved and agreed upon and move forward with our Phase III program.

So we believe that we are doing the fundamental steps and executing the plan that we need to do that will ultimately lead to ongoing value creation in the company. Now, as you and I have had a discussion about this many times, we are not blind to one particular pathway, and we and our board will always - are always looking for other opportunities that may make themselves available out there. So we continue to execute our plan, but we continue to also look at ways to create value for this company.


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Richard Mansouri: Well, that's encouraging. I hope that we can witness that being realized in the stock, and I appreciate your comments.

Christopher Clement: Thank you.

Operator: (OPERATOR INSTRUCTIONS). And having no further questions, I'll turn the call back to you, Mr. Clement, for any additional or closing comments.

Christopher Clement: Well, again, thank you for joining us at the -- for the discussion of our end of Phase II results here - sorry, the end of our Q2 results. I apologize. Richard had me thinking about Puricase, again. But I will tell you that we've been very excited about our progress to date. I think you will all agree with me that there is a lot more for us to achieve, a lot more milestones for the rest of this year and 2006, and I fully look forward to sharing our progress with you as we continue to execute our plans. So thank you very much.

Operator: If you wish to access a replay of this call, you may do so by dialing 1-888-203-1112, or 719-457-0820, with the passcode of 4891523. This does conclude our conference today. Thank you for your participation, and have a nice day.


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